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On September 7, 2017, The Procter & Gamble Company shared a webcast replay with the following transcript and may in the future send or use the same or substantially similar communications from time to time:

The Procter & Gamble Company at Barclays Global Consumer Staples Conference

Unidentified Participant:	P&G would like to remind you that today’s presentation includes a number of forward-looking statements. If you will refer to P&G’s most recent 10-K, 10-Q, and 8-K reports, you will see a discussion of factors that could cause the company’s actual results to differ materially from these projections. Also as required by Regulation G, Procter & Gamble needs to make you aware that during the presentation, the company will make a number of references to non-GAAP and other financial measures. For completeness, Procter & Gamble has posted on its website, www.pg.com, a copy of the key slides from this presentation and a full reconciliation of non-GAAP and other financial measures.

Lauren Rae Lieberman:	So, we’re very fortunate to have Procter & Gamble at our conference again this year, and clearly a very timely presentation. While some have argued that Procter’s not moving fast enough, fourth quarter results should help fuel the case that, in fact, this company is making progress on its articulated turnaround plan. Or stated more simply, Procter is not standing still. So without further ado, we welcome CEO, David Taylor; and CFO, Jon Moeller.

Jon Moeller:	Thanks, Lauren. Good morning. I’m going to make just a couple quick remarks, then I’m going to turn this over to David. First, as Lauren said, a strong year, 2% organic sales, 100% volume driven; acceleration of organic sales by more than a point in a market that’s decelerated by more than a point; core earnings per share up 7% against the mid-singles objective of 11%, excluding FX; adjusted free cash flow productivity of 94%, against a 90% objective.

The most recent quarter also strong, organic sales up more than 2% on organic volume growth of more than 2%. Core earnings per share up 8%, adjusted free cash flow 125%. We start this fiscal year an entirely different company. We’re must stronger and more focused. We’re more profitable. As a result of portfolio transformation, massive productivity improvements, and profound organization and culture changes; we’ve significantly enhanced our growth and value creation hand for the future.

We’ve consolidated the 65 brands, building market capitalization every step of the way. Categories from 16 to 10, our strongest businesses daily use categories, where products solve problems and performance drives purchase. Products solve problems and performance drives purchase, now completely out-of-fashion fragrance and flavor categories. Within these 10 categories we’ve strengthened our lineup, SKUs down 24%. We lead with a stronger portfolio much better positioned to win.

We completed a $10 billion productivity program in fiscal 2016, and have doubled down another $10 billion starting last fiscal. Roles down 25%, down 32% including divestitures. We’ve intentionally disabled the matrix of category, geography and functions through which the company was being managed. We’ve improved profit per employee by 45%. These savings have been critical to offsetting the headwinds from foreign exchange and to increasing our industry-leading margins.

Over the last four years, we’ve faced hurricane-like headwinds from foreign exchange, reducing reported sales by $14 billion, almost 20%; and after-tax profit by $4.5 billion, less than half of which was felt by our euro, pound sterling and yen functional currency competitors, and almost none of which was experienced by our primarily domestic competitors. The savings were used to offset the $7 billion of FX, a billion dollars of related wage-rate inflation, and deconsolidation of Venezuela.

We dealt with geopolitical and economic disruption in Russia, Argentina, the Middle East, Nigeria, and the Ukraine; invested in core R&D and selling capabilities, and increased sampling which aren’t shown on this reconciliation; and significantly improved operating margin through all of this.

Constant currency core earnings per share has grown averagely at 11% over the last 5 years; 10%, 14%, 11%, 7%, and last year 11%. Core gross margin has improved 200 basis points, 450 basis points excluding FX. We’ve improved core operating margin by 270 basis points, 610 points excluding FX. Our aggregate 22% core operating profit margin is the third-highest in the industry. We hold further advantages in below-the-line costs. We borrow at some of the most favorable rates in our industry, and we have a tax rate that is among the industry’s lowest; leaving us with the second-highest after-tax profit margin in the industry with 4 out of 5 years of the next productivity program still ahead of us.

We’re dramatically transforming our supply chain in the North America, followed by Europe and Latin America, with plans in India, the Middle East, and Africa; with savings to ramp up over the next 2 years. New US mixing centers are up and running, putting 80% of shipments within 24 hours of the shelf. In-stock levels are up, driving both top and bottom lines.

We’re constructing more cost-effective multi-category manufacturing sites in geographically strategic locations, automating and digitizing these sites to minimize cost and maximize flexibility. And we’ve meaningfully changed our organization design to a simpler, faster, more accountable structure. We’ve been operating with a complex matrix organization structure that was essentially staffed to the run the company three different ways, 16 global business units, graphically represented here; six market development organizations with staffing and responsibilities that overlapped those of the GBUs; and heavily-staffed function organizations charged with helping the categories and the markets.

With people moving frequently between businesses, markets and functions, this squiggly line is my representation of constant movement. Do you like that? I refer to this as the thicket, or the matrix we spent the last several years disabling through more than a 30% reduction in roles, organization design choices, and changes in accountability and responsibility.

There is now one organizing principle for the company, the product category. All other operations in the company are in service to the strategies of the 10 product categories. Product categories own responsibility for innovation, manufacturing and marketing. Category leaders have ownership and accountability all the way through to the staffing levels of sales people in the market. These category leaders have full profit and loss responsibility-- focused, agile and accountable.

We implemented this end-to-end approach in the United States in fiscal 2016. We added four more markets, including China and the UK last year. And we’ll add five more markets starting this fiscal year. In total, the end-to-end markets will account for 70% of company sales.

In smaller countries like Peru or Ecuador, where it doesn’t make economic sense to organize this way, we’re implementing a new freedom-within-a-framework approach, enabling these markets to be faster and more agile. As long as one of these markets is executing within predefined strategies and it’s delivering the financial targets that have been set for them, they have complete freedom to make real-time changes without the need for engagement with regional or global resources.

We’ve made significant design choices, including category dedication of resources, including selling resources; and careers largely within a category, building deep category mastery. We’ve expanded the number of bonus pools 4 times to further align responsibility and accountability at a more granular level. We pay out this bonus for the first time this week.

P&G is a profoundly different, stronger, and more profitable company than it was even just a few years ago, accelerating its delivery of results. These changes to focus and strengthen our portfolio, to simplify the organization structure with end-to-end responsibility and increased accountability, to transform our supply chain, to enhance our industry-leading margins and competitiveness are all aimed at restoring balanced top and bottom-line growth that’s creates value over the short, middle and long term.

Leading total shareholder return requires balanced top-line growth, bottom-line growth, and high cash efficiency, balanced growth and value creation. That’s what all of these significant changes are designed to deliver. Delivering top third TSR entirely from the bottom line would require 200 basis points of margin growth each and every year, 10 margin points over five years in a very competitive industry. This is unlikely to happen. We must grow the top line, and invest to do so.

Delivering top third TSR entirely through the top line will require 8% organic sales growth year in and year out. It has never happened in our industry. It’s unlikely to happen. We need to build margin as we accelerate top-line growth, balanced growth and value creation. Let me hand it over to David to talk more about this path forward.

David Taylor:	Good morning, everyone. First, thank you, Jon. Today P&G truly is a profoundly different company. We’ve reduced the number of categories by 60% and brands by 70%, focusing our efforts on our strongest businesses. We’ve reduced the number of manufacturing sites and moved more of the work closer to consumers. We’ve simplified manufacturing platforms by 50%. We’ve reduced total roles by 25% and when throwing in divestitures, 32%. We’ve cut the number of advertising, PR, and other agencies supporting our business by 50%, reducing non-working media costs by $700 million. We reduced the number of office buildings, R&D centers by 60% and 25%, respectively. We’ve restructured to half the number of legal entities.

And we’ve chosen one organizing principle for the company, the product category. We’ve clarified our basis for competitive advantage, meaningful superiority of our products, packages, and demand-creation programs. We’ve committed to significant productivity improvement and cost savings to fund investments, offset macro challenges, and improve profit margins. And we’re improving the organization design and culture to be more focused, agile, empowered, and accountable.

This significant simplification in strategic clarity will enable better execution, leading to stronger, more sustainable results. Now is the time to invest behind this new company and build our margin of advantage. And one of the strategic choices each company must make is what will be the basis for competitive advantage, its basis to win. Some have pushed us for lower prices, more promotion, tiering down; a race to the bottom. We’ve made a different choice to double-down on meaningful superiority-- products, packages, brand communication, in-store execution, and superior consumer value in each price tier in which we compete. We’re raising our standards of competitive advantage for each of these areas.

And what is the higher standard and how will we measure it? We need to deliver a big enough advantage to change consumers’ affinity for our brands and their expectations of the category. To assess and deliver superior products, we’re moving from a single metric, weighted purchase intent; to a body-of-evidence approach. This approach provides a holistic and transparent evaluation of the product at the second moment of truth, and integrates technical test, blind test, context-aided tests, household panel data, and end-market product reviews. It adds behavioral data, which is more reliable to the attitudinal data we’ve historically collected.

Now Tide Pods is a great example of this. After using Pods for a four-week test period, consumers lowered their assessment of their previously used detergent by more than 10 points. Using Tide Pods changed consumers’ performance expectation of the detergent category. Tide Pods and Gain Flings have driven 90% of the US laundry detergent category growth since they were introduced. Those products now generate 15% of category sales, with P&G holding nearly an 80% share of the form. We expect this form to continue leading category growth. In 2017, 23% of households tried those detergents, a 40% increase in just one year.

Now Always Radiant is another example of a product meeting the higher standard of excellence as our best-performing feminine pad. Always Radiant generates superior ratings across all body-of-evidence testing for product and packaging. Not surprisingly, business results are very strong. Radiant sales are up in the mid-teens, driving market growth of the super-premium segment to plus 7%. Radiant share in the US pad market is up nearly a point over the past six months. We recently launched the super-premium products in China. Early results are very positive. Always Radiant and Infinity hold the number-one share position of the super-premium segment.

Now superior products are ideally delivered in superior packages. Superior packaging attracts the consumer at the first moment of truth, provides integrity and quality protection, and delights consumers during use, and in responsible disposal. Superior packaging creates recognizable brand blocks at shelf, aids the consumer in selecting the best product for their needs, conveys the equity of the brand, and closes the sale. We’re developing a body-of-evidence approach, like I described for products, to test packaging superiority.

In the fabric enhancer segment of fabric care, scent beads are a good example of product and package that deliver against this new higher standard. The packaging shows the product and communicates the scent benefit with the squeeze scent release. It’s distinctive, familiar, and appealing. Fabric enhancers are the fastest-growing segment in the overall fabric care category, growing at mid-single digits, and scent beads the fastest-growing form growing at a 20% rate. P&G scent bead offerings have grown over 30%.

Superior products and superior packaging drive market growth. This prevents commoditization. Market growth has been incredibly important to the journey of our brands over time. Over the past 40 years, P&G US fabric care has grown by 5 times, or 500% in a market that’s grown 4 times. P&G’s share has increased 5 points. Market growth has been the main driver of P&G growth, which we’ve driven with innovation.

In the last 40 years, P&G’s global diaper business has grown 12 times or 1200% in a market that’s grown 11 times. P&G’s share has increased modestly. But market growth has been the main driver of P&G growth, and we’ve led with innovation and conversion of cloth diaper users.

Product and packaging benefits need to be communicated with exceptional brand messaging, advertising that makes you think, talk, laugh, cry, act, and of course buy. Advertising that drives growth for brands and the categories in which they compete, advertising that clears the highest hurdle for creative brands, sparking conversations, affecting attitudes, changing behavior, and sometimes even defining popular culture. For example, the proven effective Always “Like a Girl” campaign has significantly increased Always brand awareness and equity scores. When Always “Like a Girl” was aired in the Super Bowl 2015, it was the number-one most tweeted ad and the number-one most discussed ad on Facebook. Since the campaign first aired, it’s been seen over 550 million times, generated over 25 billion impressions, and won over 240 industry awards.

Before this campaign, less than 20% of girls had a positive association with the phrase “Like a Girl.” But after watching the video, more than 75% of them said they no longer thought of “Like a Girl” as an insult. The campaign has started a movement and it’s helped girls worldwide feel more confident. Let’s watch our latest ad.

(Video Playing)

Unidentified Participant:	Failure, the one thing everyone is afraid of, but the one thing we all experience. We fail at many things. We’ll fail at many more. And that’s a good thing. Because failures aren’t setbacks. Failures are fuel to keep going, to keep growing, to keep making progress for ourselves and for all of us. So let’s keep failing, because we only truly fail when we don’t even try.

David Taylor:	Powerful ad, failure is fuel to keep going, and growing, and eventually succeed. It’s a message that matters and it’s also growing the brand. Always “Like a Girl” has contributed to the acceleration of category growth rates. And in the US, Always has built nearly 2 points of market share since the campaign began.

Now in-store execution is another area where we’re redefining excellence to a higher standard, growing categories and the brands. This requires the right trade coverage, with the right product forms, sizes, and price points; and the right in-store shelving and merchandising executions. It requires delivery against the key business drivers for each category in each brand in every store across all channels every day.

The online shopping experience also demand exceptional execution. While search results will vary by shopper, Tide SKUs consistently hold the majority of page 1 search results for laundry detergent. On Amazon, Tide Pods are the number-one best seller, with over 2,000 reviews and rating average of 4.5 points. The online execution includes video, strong performance claims, and strong value offerings for subscription options.

Now we’re committed to winning in the fast-growing online channel. P&G ecommerce sales are growing at roughly 30% last fiscal year, significantly outpacing offline sales. Our ecommerce sales are over $3 billion now, larger than our top two peer competitors combined. These sales are relatively balanced across big ecommerce markets, with North America, Europe, and China each delivering about a billion in sales last year. As shown here, we’re growing at or ahead of the market in our top eight countries with growth rates at up to 70%.

The last element of superior execution, but certainly not the least, is winning consumer and customer value equations. Now price is one element of a winning consumer value equation. But we’re really looking at superior value of the total proposition, a product that meets a need in a noticeable and superior way with a packaging that’s convenient to use, with compelling communication presented in a clear, shoppable way in store every time.

Margin is one element of the customer value equation, but so is penny profit (ph), trip generation, basket size, and very important category growth. Now where do we stand against these new much-higher and aspirational standards of noticeably superior product and packaging and superior execution? Now we’re already at this cutting edge level, the aspirational standard across all five touch points on about 40% of the time. This is up from 30% about a year ago, with continued investment and sequentially raising more of the portfolio to the new standard every quarter.

While we have this superiority across touch points, when we have it, it really makes a difference. I want to give a couple great examples that are meeting all five of the superiority criteria. One is Dawn and one is Bounty. These brands delight consumers with their product performance and packaging. Their promises to consumers are clear and compelling. They look great in store and online, and they offer superior value for consumers.

I had the opportunity to work on the Dawn business when I was appointed Global Home Care President in 2007. You might think hand dishwashing detergent is at high risk of commoditization. I heard a lot about that when I got the role. 10 years later, Dawn value share in the US has grown from 40% to 50%. And Dawn’s sister brand in the UK, a market that has tremendous pressure from private label and from discounters; Fairy has grown from 55% to almost 70% share. Superiority works.

Similarly, I had the pleasure of working in Family Care in the mid-2000s and working on the Bounty business. Paper towels are another category that people often think is commoditized. The fact is that Bounty’s technological advantage and compelling communication have kept it the market share leader for decades. Over the last 15 years, despite many challenges from branded and private-label competition, Bounty has consistently maintained over 40% value share in the US and is very profitable.

When we get the product, package, communication, shopping, and value formula right we attract consumers of all backgrounds to our brands, including millennials, which account for about 80 million of the US consumers. Last year, Tide, Always, Downey, Dawn, Downey, Charmin and Crest were each market share leaders and had the strongest brand equities amongst millennials.

Millennials do a lot of their shopping on ecommerce. We held or grew share in 8 of the 10 categories in ecommerce amongst millennials. Millennials grow older, get jobs eventually, and start families just like the rest of us. And they like brands that perform and deliver what they promise.

Now to regain the top-line momentum that we know is so important, we’ve said we need to stimulate market growth by raising the superiority bar, win at the point of market entry, fix some existing problems, and clean up some unattractive businesses. Even though the short-term top-line impact has been negative, that’s what we’ve been doing and we’ll continue to do.

Let me give you an example. Because this is one that I often get asked about. I just got back two weeks ago from a trip to China. I was in Shanghai, Guangzhou, and Hong Kong. And many times people have asked about the diaper business, and I’ve talked about it previously. It’s been one of our largest problems. We got behind in that category.

Now you must do four things to win in China Baby. The first two are winning in premium taped, the form premium taped diapers, and in pants. And in pants, both premium and the mid-tier. All of these are growing at or near 25%, so the fastest growing part of the product side. And in the channels, you must win in both ecommerce and baby stores. They’re the fastest growing.

Now we were underdeveloped across all four of these critical segments-- premium taped diapers, pull-on diapers or pants, ecommerce, and the baby channel. We had a developing market portfolio in a market that shifted dramatically to premium products. Today we have the portfolio right. We recently launched a significant upgrade to Pampers premium pull-on diapers. Our total pants business in China is strong and moved from red to yellow, on the way to green. Pampers now holds the number-two position versus the number-five a year ago.

This month we launched our new Premium Pampers taped diapers. Both of the products are imported into China from Japan, and carry the messages of Pampers Ichiban, Pampers Best, and the number-one choice of Japanese hospitals, especially designed to protect your newborn baby’s delicate skin. We’ve established a dedicated baby store sales force to improve the quality of outlets we cover, and the quality of execution in each one of those. We’ve improved consumer point-of-market entry awareness programs, trial and retention programs with our Pampers Reward program. And we’ve strengthened our mainline taped and pull-on diaper products and packages to unify and premiumize the total Pampers brand.

Now here’s the introductory ad for the new premium taped diaper.

(video playing)

Now the sell-in of this has been very strong, with superior in-store execution like the one you see in Walmart and also an execution in the baby store. We’re securing strong sales sets in baby center stores with premium taped and pants-style diapers, while maintaining our mid-tier distribution.

Here’s our online execution. In the first few weeks, the ratings and reviews for new premium diapers are reflecting advantages versus competition in odor, softness, appearance, and breathability already. Now I caution to put this up, but I will, because I keep getting asked what’s happening. This is in the new premium forms, which is a small part of the business. But it reflects addressing-- for us it’s a small part, a critical part for the future-- it reflects the progress. This is both the pipeline and initial offtake. We’re only a month in, and certainly as we get deeper in we’ll give more updates. But it’s a very good start. The retail trade has responded very positively, and initial consumer offtake is very strong. Importantly, it’s growing in the fastest-growing channels, both ecommerce and the baby stores.

Now our overall China results show the progress we’re making. In 2016, China sales declined 5%. We ended 2017 up 1%, and our estimate for the current quarter is mid-single digit growth. Across the seven categories in which we compete in China, only one grew in 2016, five last fiscal year, and we expect all seven categories to grow this year. More broadly, we’re making progress across markets, increasing the percent of our top markets holding or growing share from that 10% 2 years ago, to 50% today. On a brand base, it’s 50% 2 years ago to 70% today.

Continuing to address and extend product, package, and execution in value superiority will continue to require investment. We need to continue building competitive advantage. We need to create stronger positions for our brands to drive category growth and capture disproportionate share of that growth. This is what will maximize value for all shareowners over the medium and long term.

To fund the investment necessary to strengthen our positions and extend our advantage, we continue raising the bar in productivity, up to another $10 billion through fiscal 2021. We also are actively working to create a culture of appropriate risk taking and are aligning incentives at a lower level of granularity to better match responsibilities and to increase accountability. We’ve quadrupled the number of bonus units to more appropriately align compensation to the results that are delivered.

Sales professionals in our largest markets are now dedicated to selling one product category and have the majority of their incentive comp tied to the performance of that category. Category leaders for a region now have their incentive comp tied to the performance of their category in the region versus the global average before. We’ll pay out bonuses on the new basis for the first time this week, as Jon mentioned.

Now we’re extending and expanding the end-to-end accountability model to include 70% of sales this fiscal year, as Jon mentioned earlier. End-to-end is already driving new behaviors. Our China baby care team needed to create a dedicated baby store sales channel. 2 or 3 years ago, this would have required a negotiation with the China market team or SMO. With the new end-to-end approach, the China baby team added 100 sales people on their own authority, no negotiation. They pay for it. They’re responsible for earning the return on that investment, and they’re off to a great start.

We just rolled out freedom-in-a-framework to the remaining markets, and I’m already getting thank-you messages and testimonials from country managers in those markets. They feel empowered and accountable to win in their markets without having to check each decision back in a regional headquarters. We have the right team, with the right structure in place-- experienced, agile, empowered, accountable, and definitely committed to win.

And Jon shared this chart earlier. But I want to go reprise that. This is why we’re looking at the last 10 years, why when you look at the last 10 years this doesn’t work. We have done or are doing all of these things right now. This is not the same company we were 10 years ago or even 5 years ago. P&G is different, stronger, more profitable, and now positioned for balanced top and bottom-line growth.

Our fiscal 2017 results and the progress we continue to make demonstrate that the actions we have taken and the plans we have in place are working. Delivery of our financial goals has translated into value for shareholders. Now is not the time to derail the good progress we’re making.

Now Jon and I would be happy to take your questions. Thank you very much.

Lauren Rae Lieberman:	Thanks. So I wanted to ask you about small brands and upstarts. So not a lot of growth in the industry overall, but where there’s been growth at least that we see in the data, is with smaller newer brands. So can you talk a little bit about your view, I guess, of A, sort of the long-term view of megabrands and the ability for those brands to drive market share and category growth? Two, why you haven’t actually spent kind of more time or effort on sort of small brands; and then three, at least externally you haven’t spent any time really talking about sort of the venturing type group that certainly a lot of the CPG companies have done. We get that we can’t do small within a big company framework. We need to set up alternative business systems to do that. And I don’t think that’s something you’ve spent a lot of time talking about, or as far as we know even doing. So that would be great to hear about.

David Taylor:	Okay, many questions here. Let me try to get each one in turn. First can we grow the big brands? First, we can. In fact, of our top 10 brands, 9 of the 10 grew at category average or higher-- or company average or higher. So they’re driving our growth right now. And one of things that’s a misnomer is big brands can’t grow. The fastest growing brand in the shampoo category the last 10 years is Head and Shoulders, growing 5% compounded annually 10 years, because it meets a meaningful benefit.

So it’s an and, Lauren, to answer your question. We will continue to drive big brands. In limited selected environments, if you think of small boxes where there’s discounters or clubs, what generally happens you find the biggest, most-popular brand and private label. And those, the middle brands, are having real trouble. In ecommerce, how many of you go to page 10 to see that unlimited shelf? The vast majority go to page 1 or 2. Anybody want to go right now and put in laundry detergent on Amazon and see how many Tide spots come up on page 1 and page 2?

So first, I do believe we can grow. And we believe core organic growth of our existing categories is going to be a foundation that we’ll build on. But it’s an and. We also see the ability, and now with the very clear end-to-end structure and the 10 product categories being empowered, where they see opportunities and advantage they are empowered to look and consider smaller brands that serve specific consumer needs and can do it better than others. But they’ve got to find a way to do that in a proper way that creates value for shareowners. We haven’t said no.

We did say, when we closed the last Coty deal, the Coty deal; now we’re going for balanced growth. And balanced growth, each category leader is required to grow what they have because they have great brand equities, and the other is available to them. And certainly when things happen, we’ll talk about it. But we’re not closed at all, and don’t believe-- I don’t believe for a second that never looking at whether M&A or small brands would be appropriate for many of our categories. But again, core is to build from these great brands we have, and then as appropriate bolt-ons, whether that is created by ourselves, whether that’s the acquisitions available.

The other thing I will say is we have a meaningful effort that’s going on to address new categories, new jobs to be done. While we don’t spend a lot of time talking about it in broad groups, because we want to develop and then you’ll hear about it when it happens-- we have efforts going on, whether it’s our P&G venture group or growth works effort that we’ve created. But the core is we have brands that can grow. We’ve got so many examples we can share, when we have meaningful superiority, the brands are growing faster, they grow the category. And frankly with what’s going on in the retail world where ecommerce is the fastest-growing, the next-fastest growing format around world is limited selection small footprint stores. And in those stores, the big, most popular brands are the ones that are winning. So I think it’s a both-and, and we’re doing both.

Jon Moeller:	I think there’s a bit of a misnomer. It gets into semantics. But Unstoppable is for all practical purposes, a brand. That’s something that started very small. It’s now grown into a very large size business. Discreet, Always Discreet in the adult incontinence section is a brand. Pods and Flings are brands. So there’s multiple ways to go at this, and we do need to be exploring new benefit spaces, new categories, which we are.

Laurent Rae Lieberman:	And just on the venturing group, and then just to be clear, to clarify-- the way that China had the P&L authority to go out and say, we want 100 people to cover this channel. These verticals have the authority to go out and pursue small brand M&A, new brand development to operate as sort of independent, if you will, to say we know our category. We know our consumers and we know what we need--

Jon Moeller:	Absolutely.

David Taylor:	Yes, yes. That’s something-- yes. The 10 categories are charged with growing ahead of the category, creating growth in the category they have, and identifying ways to grow. And the answer clearly is yes, they are empowered to do so.

Unidentified Audience Member:  Hi, David. Two questions for you, number one, great presentation. Why not put out a target for the next few years? And number two, how much of the $10 billion do you think you’re going to need to retain for growth or initiatives and how much you think you might drop through to the bottom line?

David Taylor:	If you can tell me currency and commodities, I could answer that question a little bit better. Because I just lived through 5 years, or our company did, of very dramatic change. Now certainly today it’s a little more benign if you look at what this fiscal year looks like. And so we will continue to invest in product. And certainly we want, just like I think anybody, to see the balanced top and bottom line, and that could be more getting to the bottom line if we’re not faced with half a billion to a billion dollar year in currency hurts.

What I don’t want to do is get ahead of ourselves on something that we can’t predict. And the two biggest ones that have hurt us the last 5 years is currency and commodities. But what is absolutely clear is we are committed to continue in every way we can increase both the pace of product innovation that helps the top line, and continuing to attack every costs bucket we see opportunities. So I want to be very clear. Where the commodities or currency is difficult for us, we now have a productivity culture that we see as critical for the long term, and very enabling for delivering more reliable top and bottom-line results in most environments, except very exceptional changes.

We have one second left.

Jon Moeller:	I think we’re-- I’m looking at the clock in the back of the room.

David Taylor:	We’re going to do a Q&A next door. So I’m happy to take questions next door. Thank you very much.

Forward-Looking Statements

Certain statements in this release or presentation, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise.

Risks and uncertainties to which our forward-looking statements are subject include, without limitation: (1) the ability to successfully manage global financial risks, including foreign currency fluctuations, currency exchange or pricing controls and localized volatility; (2) the ability to successfully manage local, regional or global economic volatility, including reduced market growth rates, and to generate sufficient income and cash flow to allow the Company to affect the expected share repurchases and dividend payments; (3) the ability to manage disruptions in credit markets or changes to our credit rating; (4) the ability to maintain key manufacturing and supply arrangements (including execution of supply chain optimizations, and sole supplier and sole manufacturing plant arrangements) and to manage disruption of business due to factors outside of our control, such as natural disasters and acts of war or terrorism; (5) the ability to successfully manage cost fluctuations and pressures, including prices of commodity and raw materials, and costs of labor, transportation, energy, pension and healthcare; (6) the ability to stay on the leading edge of innovation, obtain necessary intellectual property protections and successfully respond to changing consumer habits and technological advances attained by, and patents granted to, competitors; (7) the ability to compete with our local and global competitors in new and existing sales channels, including by successfully responding to competitive factors such as prices, promotional incentives and trade terms for products; (8) the ability to manage and maintain key customer relationships; (9) the ability to protect our reputation and brand equity by successfully managing real or perceived issues, including concerns about safety, quality, ingredients, efficacy or similar matters that may arise; (10) the ability to successfully manage the financial, legal, reputational and operational risk associated with third party relationships, such as our suppliers, distributors, contractors and external business partners; (11) the ability to rely on and maintain key company and third party information technology systems, networks and services, and maintain the security and functionality of such systems, networks and services and the data contained therein; (12) the ability to successfully manage uncertainties related to changing political conditions (including the United Kingdom’s decision to leave the European Union) and potential implications such as exchange rate fluctuations and market contraction; (13) the ability to successfully manage regulatory and legal requirements and matters (including, without limitation, those laws and regulations involving product liability, intellectual property, antitrust, privacy, tax, environmental, and accounting and financial reporting) and to resolve pending matters within current estimates; (14) the ability to manage changes in applicable tax laws and regulations including maintaining our intended tax treatment of divestiture transactions; (15) the ability to successfully manage our ongoing acquisition, divestiture and joint venture activities, in each case to achieve the Company’s overall business strategy and financial objectives, without impacting the delivery of base business objectives; and (16) the ability to successfully achieve productivity improvements and cost savings and manage ongoing organizational changes, while successfully identifying, developing and retaining key employees, including in key growth markets where the availability of skilled or experienced employees may be limited. For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A and form of associated BLUE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2017 Annual Meeting of Shareholders (the “Definitive Proxy Statement”). The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2017 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Definitive Proxy Statement. Details concerning the nominees of the Company’s Board of Directors for election at the 2017 Annual Meeting are included in the Definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the Definitive Proxy Statement and other relevant documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at http://www.pginvestor.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.